UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report:   October 25, 2013

AXIOM OIL AND GAS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53232	27-0686445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Dr.
Oro Valley, AZ 85755
(Address of principal executive offices) (Zip Code)

(520) 318-5595
Company’s telephone number, including area code

Axiom Gold and Silver Corp.
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Farmout Agreement

On October 25, 2013, we entered into a Farmout Agreement with American Midwest Oil and Gas Corp. (“AMOG”). This is a related party transaction as our majority shareholder and sole director and officer, Robert Knight, is also an affiliate of AMOG.

AMOG has leases (the “Leases”) to explore and develop approximately [14,600] net mineral acres of land located in Toole County, Montana, of which AMOG’s net acres amount to approximately 8,000 acres.  We have agreed to start drilling a well on the land underlying Leases on or by June 1, 2014 (the “Initial Earning Well”).  If we drill the Initial Earning Well to a depth of at least 3,300 feet and

●
the Initial Earning Well is capable of producing more than 200 barrels (or 200 Mcf) of hydrocarbons over the first 30 days of production (“Paying Quantities”), AMOG will assign us a 75% working interest (60% net revenue interest) in the Earned Acreage (meaning 40 acres for any particular well as wells in this area are subject to 40 acre spacing) applicable to the Initial Earning Well; and

●
the Initial Earning Well is not capable of producing Paying Quantities, AMOG will not assign us any interest in the Earned Acreage applicable to the Initial Earning Well, but will assign a 100% interest in its interest in the wellbore and the associated hydrocarbon production (only insofar as to the quarter quarter section on which the well bottomhole is located).

If the Initial Earning Well is drilled to a depth of at least 3,300 feet by June 1, 2014, then we shall have the option to drill additional earning wells.  Such option shall expire if more than six months elapse between the release of the drilling rig on the prior well and commencement of spudding operations on the next well, provided that any additional well drilled on Earned Acreage shall not count in determining this extension.  If we drill any such additional earning well to a depth of at least 3,300 feet and

●	the additional earning well is capable of producing in Paying Quantities, AMOG will assign us a 75% working interest (60% net revenue interest) in the Earned Acreage applicable to that well; and

●
the additional earning well is not capable of producing in Paying Quantities, AMOG will not assign us any interest in the Earned Acreage applicable to that well, but will assign a 100% interest in its interest in the wellbore and the associated hydrocarbon production (only insofar as to the quarter quarter section on which the well bottomhole is located).

If we complete ten earning wells in Paying Quantities, we can exercise (within 60 days of the date that it is determined that the tenth well is capable of producing in Paying Quantities) an option to acquire 50% of AMOG’s interest in all the land underlying the Leases for $100 per net mineral acre.

Operating Agreement

The Farmout Agreement deems an Operating Agreement between us and AMOG to effective as of the date of signing. The Operating Agreement is the standard American Association of Land Man Form 610 – 1989 Model Form Operating Agreement.

Stock Option Plan

On October 24, 2013, our Board of Directors approved stock option plans (including for nonqualified stock options) under which we can issue up to 3,000,000 shares of our common stock at a minimum price of 90% of the market value of our common stock on the date of issuance.  If all of the shares underlying the stock option plans were to be issued and no other shares of common stock were to be issued, such shares would represent approximately 25% of all of our issued and outstanding shares.  As of the date hereof, no options have been issued under the stock option plans.

Item 9.01	(d)Exhibits.

Exhibit	Exhibit Description

10.1	Farmout Agreement, dated October 30, 2013, between Axiom Oil and Gas Corp. and American Midwest Oil and Gas Corp.
10.2	Operating Agreement, deemed effective as of October 30, 2013, between Axiom Oil and Gas Corp. and American Midwest Oil and Gas Corp.
10.3	Stock Option Plans

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axiom Oil and Gas Corp

Dated:  October 30, 2013

By:  /s/ Robert Knight
Name:  Robert Knight
Title:  Chief Executive Officer